EXHIBIT 8.02


                      [LETTERHEAD OF BAKER & BOTTS, L.L.P.]


                                                               March 9, 1999


Tele-Communications, Inc.
Terrace Tower II
5619 DTC Parkway
Englewood, CO  80111-3000

Ladies and Gentlemen:

            We have acted as counsel to Tele-Communications, Inc., a Delaware corporation ("TCI") in connection with the planned merger (the "Merger") into TCI of Italy Merger Corp., a Delaware corporation ("Merger Sub"), which is a newly formed and wholly-owned subsidiary of AT&T Corp., a New York Corporation ("AT&T"), pursuant to an Agreement and Plan of Restructuring and Merger, dated as of June 23, 1998, as amended, among AT&T, Merger Sub and TCI (the "Agreement"). Unless otherwise specified, capitalized terms shall have the meaning assigned to such terms in the Agreement.(1)

            In rendering this opinion, we have examined and are relying upon (without any independent investigation or review thereof) the truth and accuracy at all relevant times of the statements, covenants, and representations contained in (i) the Agreement, (ii) the amendment to the AT&T Charter, a form of which is included as Appendix B to the Proxy Statement (as defined below), which will be in effect on the Closing Date, (iii) the Joint Proxy Statement/Prospectus dated January 8, 1999 included in the Registration Statement on Form S-4 filed by AT&T with the Securities and Exchange Commission ("SEC") in connection with the Merger (the "Proxy Statement") and (iv) the officers' certificates dated as of the date hereof that were provided to us by AT&T and TCI and which are attached hereto as exhibits. In addition, we assume that the Merger will be consummated strictly in accordance with the Agreement and as described in the Proxy Statement. Any inaccuracy in any of the aforementioned statements, representations, and assumptions or breach of any of the aforementioned covenants could adversely affect our opinion.

            On the basis of and subject to the foregoing and subject to the limitations set forth below, it is our opinion that, under presently applicable U.S. federal income tax law:

     (i) The Merger should be treated for U.S. Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code;


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      (1) References contained in this letter to the Agreement include, unless the context otherwise requires, each document attached as an exhibit or annex thereto.

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     (ii)   Each of AT&T, Merger Sub and TCI should be a party to the
            reorganization within the meaning of Section 368(b) of the Code;

     (iii) No gain or loss should be recognized by TCI as a result of the Merger; and

     (iv) No gain or loss should be recognized by a shareholder of TCI as a result of the Merger with respect to shares of TCI common stock converted solely into Parent Common Shares or Parent Liberty Tracking Shares.

            Our opinion is based on our interpretation of the Code, applicable Treasury regulations, judicial authority, and administrative rulings and practice, all as of the date hereof. There can be no assurance that future legislative, judicial or administrative changes or interpretations will not adversely affect the accuracy of the conclusions set forth herein. We do not undertake to advise you as to any such future changes or interpretations unless we are specifically retained to do so. Our opinion will not be binding upon the Internal Revenue Service (the "Service"), and the Service will not be precluded from adopting a contrary position. No opinion is expressed as to any matter not specifically addressed above including, without limitation, the tax consequences of the Merger under any foreign, state, or local tax law.

            This opinion is delivered to you solely in connection with and for purposes of the transactions contemplated by the Agreement and is not to be relied upon by any other person, quoted in whole or in part, or otherwise referred to (except in a list of closing documents), nor is it to be provided to any other person without our prior written consent. Notwithstanding the foregoing sentence, we consent to the filing with the SEC of this letter as an exhibit to the Registration Statement of which the Proxy Statement is a part and to the reference to our firm under the heading "Material Federal Income Tax Consequences" and "Legal Matters" contained therein. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules of the SEC thereunder.

                                    Sincerely,

                                    /s/ Baker & Botts, LLP

                                    BAKER & BOTTS, L.L.P.

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